Exhibit 10.1
Uni-Pixel Displays, Inc. 8708 Technology Forest Pl, Suite 100 The Woodlands, Texas 77381 (281)825-4500 FAX (281) 825-4599 http://www.unipixel.com/

May 1, 2015                                                                                                                                                                                                       #1

Jalil Shaikh
c/o Uni-Pixel Displays, Inc.
1150 E. Cheyenne Mtn. Blvd, Building 4
Colorado Springs, CO 80906

On behalf of Uni-Pixel Displays, Inc. (the "Company" or “Uni-Pixel”) I am pleased to present you with this offer of employment.  Specifics of this offer are as follows:

Starting Position and Salary.  We invite you to join us as Chief Operating Officer reporting to JEFF HAWTHORNE, CEO, with a starting base salary of $300,000 per year.  You will be paid twice a month, less any withholdings and deductions required by federal, state or local law.  You will also be eligible for up to 75% pro-rata bonus incentives as approved by the Board of Directors.

Benefits.  Within 30 days of your employment, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company.  Currently, the Company pays 100% health, dental and vision coverage for the employee, and 25% health, dental and vision coverage for employee’s spouse and dependents (assuming the spouse and dependents are not covered by the spouse’s plans). You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  Your salary includes compensation for all holidays recognized by the Company and paid vacation time outlined in our Vacation Policy.

•	You will be eligible for stock incentive grants as determined by the Board of Directors.

Required Documentation.  Our offer of employment to you and your acceptance of this offer is contingent upon the following:  (1) your representation and warranty that your employment by Uni-Pixel does not and will not breach any confidentiality or other agreement you may have with any prior employer or other third party; (2) your completion of the I-9 form which verifies that you are eligible to work in the United States; (3) your execution of a Payroll Deduction Authorization; and (4) your execution and acceptance of the terms of the Employee Confidentiality et al Agreement.

At-Will Employment. You further acknowledge that if you are employed by the Company, your employment will be at-will and may be terminated with or without cause at any time by me or by the Company.  This means that you have the right to resign at any time with or without cause, with or without notice.  This at-will status can only be changed in writing, signed by the CEO of the Company.

Start-Date. The anticipated start date would be on or about May 16, 2015.

Please call me if you have any questions about any aspect of this offer.  This is a very exciting time to be joining our organization and we look forward to the contributions that you will make to the success and growth of the Company. Please sign and return this letter confirming your acceptance of this offer.

Kind Regards,

/s/ Jeff A. Hawthorne                                                                                      Accepted: /s/ Jalil Shaikh
Jeff Hawthorne
President and CEO                                                                                          Date:           May 10, 2015
Uni-Pixel, Inc.